Exhibit 99.1

Media:

Sue Ann Pentecost

+1 919 456 5890

sueann.pentecost@ppdi.com

Analysts/Investors:

Luke Heagle

+1 910 558 7585

luke.heagle@ppdi.com

FOR IMMEDIATE RELEASE

David L. Grange to Retire from PPD

WILMINGTON, N.C., (February 8, 2011) – PPD, Inc. (Nasdaq: PPDI) today announced that David L. Grange plans to retire as chief executive officer of PPD and a member of its board of directors. Grange joined PPD’s board in 2003 and served with distinction as an independent director until mid-2009 when he became chief executive officer. Grange’s retirement will be effective May 18, 2011, the date of the company’s annual shareholder meeting.

“I joined PPD as its chief executive officer in July 2009 to bolster the executive management team alongside Fred in his new role as executive chairman and to assist the company in responding to what was a very challenging business environment,” said David Grange, PPD’s chief executive officer. “2009 proved to be a difficult year for PPD, but we advanced our strategic and financial objectives over the course of 2010. With the completion of the spin-off of compound partnering and the many accomplishments and progress we made in 2010, I feel my commitment to the board is now fulfilled.”

Fred Eshelman, executive chairman of PPD, added, “Under Dave’s leadership, the company was able to address the difficult challenges we encountered in 2009. He and our executive team made steady progress in 2010 and have set the foundation for future growth for PPD and its shareholders. We are grateful for Dave’s years of service and his contributions to PPD during a time of significant challenge and change, and we wish him the best in his retirement.”

The board of directors has started the succession planning process and will promptly initiate a search internally and externally for a successor. Grange will assist in the transition of his duties during the remainder of his tenure as chief executive officer and will continue to provide assistance to the company on transition and other matters under a consulting agreement for the balance of 2011. After his retirement and until a new CEO is in place, his duties will be handled by Dr. Eshelman and other members of PPD’s management team.

PPD is a leading global contract research organization providing drug discovery, development and lifecycle management services. Our clients and partners include pharmaceutical, biotechnology, medical device, academic and government organizations. With offices in 43 countries and more than 11,000 professionals worldwide, PPD applies innovative technologies, therapeutic expertise and a commitment to quality to help clients and partners accelerate the delivery of safe and effective therapeutics and maximize the returns on their R&D investments. For more information, visit www.ppdi.com.

Except for historical information, all of the statements, expectations and assumptions contained in this news release are forward-looking statements that involve a number of risks

Grange to retire from PPD / Page 2

and uncertainties. Although PPD attempts to be accurate in making these forward-looking statements, it is possible that future circumstances might differ from the assumptions on which such statements are based. In addition, other important factors which could cause actual results to differ materially include the following: reliance on key personnel and risks associated with executive succession; our ability to attract, integrate and retain a new chief executive officer and other key personnel; competition within the outsourcing industry; economic conditions and outsourcing trends in the pharmaceutical, biotechnology and medical device industries and academic and government-sponsored research sectors; success in sales growth; loss of or delay in large contracts; higher-than-expected cancellation rates; rapid technological advances that make our products and services less competitive; risks associated with acquisitions and investments, such as integration and impairments; risks associated with and dependence on collaborative relationships; risks that we may increase, reduce or discontinue our annual dividend policy; and the other risk factors set forth from time to time in the SEC filings for PPD, copies of which are available free of charge upon request from the PPD investor relations department.

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